Exhibit 21.1

List of Subsidiaries of Metals Acquisition Corp

Name of Subsidiary	Jurisdiction

MAC AU 1 Pty Ltd	Australia

MAC AU 2 Pty Ltd	Australia

MAC AU 3 Pty Ltd	Australia

MAC AU 4 Pty Ltd	Australia

Metals Acquisition Corp Limited	Australia